EXHIBIT 23

Consent of Independent Certified Public Accountants

Capitol Bancorp Ltd.
Lansing, Michigan

We hereby consent to the incorporation by reference in Capitol Bancorp Ltd.’s Registration Statements on Form S-3 (No. 33-71774 for its Shareholder Investment Program); Form S-8 (No. 333-105339 for its Sunrise Capital Corporation 1998 Stock Option Plan); and Form S-8 (No. 333-105314 for its Capitol Bancorp Ltd. 2003 Stock Plan) of our report dated January 30, 2004, relating to the consolidated financial statements, which appears on page 25 in the Annual Report to shareholders (Financial Information Section), which is incorporated in the Annual Report on Form 10-K.

BDO SEIDMAN, LLP

/s/ BDO Seidman, LLP

March 12, 2004
Grand Rapids, Michigan